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                                                             Exhibit h-2
                                                             Page 1 of 2


                      NEW ENGLAND ENERGY INCORPORATED
                 Statements of Income and Retained Deficit
                  For the Quarter Ended December 31, 1996
                    (Unaudited, Subject to Adjustment)

                                         Old Program              New Program              Combined
                                         -----------              -----------              --------
Operating revenue:
  Sales of fuel to an affiliate            $  7,530,203$          -$  7,530,203
  Loss passed on to an affiliate             (4,816,772)          -  (4,816,772)
  Accrued loss to be passed on to an affiliate  586,815           -     586,815
  Sales to nonaffiliates:
    Oil                                       1,445,286           -   1,445,286
    Gas                                       6,078,559         727   6,079,286
                                           ------------------------------------
       Total operating revenue               10,824,091         727  10,824,818
                                           ------------------------------------
Operating expenses:
  Purchases of fuel for an affiliate          2,713,431           -   2,713,431
  Amortization of cost of fuel reserves       4,400,490           -   4,400,490
  Production costs                            1,182,150       1,905   1,184,055
                                           ------------------------------------
       Total operating expenses               8,296,071       1,905   8,297,976
                                           ------------------------------------
       Operating income/(loss)                2,528,020      (1,178)  2,526,842

Other income/(expense):
  Interest income                                     -           -           -
  Interest expense                             (593,300)          -    (593,300)
  Other expense                              (1,199,919)          -  (1,199,919)
  State taxes                                (1,836,233)          -  (1,836,233)
                                           ------------------------------------
Operating and other income/(loss)            (1,101,432)     (1,178) (1,102,610)
                                           ------------------------------------
Federal income taxes:
  Current federal income taxes                1,355,350     (45,500)  1,309,850
  Deferred federal income taxes              (2,084,982)          -  (2,084,982)
                                           ------------------------------------
       Net federal income taxes                (729,632)    (45,500)   (775,132)
                                           ------------------------------------

   Net income                                  (371,800)     44,322    (327,478)

Retained deficit at beginning of period      (8,627,657)(15,751,508)(24,379,165)
                                           ------------------------------------
Retained deficit at end of period          $ (8,999,457)           $(15,707,186)        $(23,706,643)
                                           ============            ============         ============

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                                                             Exhibit h-2
                                                             Page 2 of 2

                      NEW ENGLAND ENERGY INCORPORATED
                 Statements of Income and Retained Deficit
                   For the Year Ended December 31, 1996
                    (Unaudited, Subject to Adjustment)

                                         Old Program              New Program              Combined
                                         -----------              -----------              --------
Operating revenue:
  Sales of fuel to an affiliate            $ 64,505,151$          -$ 64,505,151
  Loss passed on to an affiliate            (43,731,259)          - (43,731,259)
  Accrued loss to be passed on to an affiliate           21,648,465           -           21,648,465
  Sales to nonaffiliates:
    Oil                                       5,981,947           6   5,981,953
    Gas                                      27,356,283      10,769  27,367,052
                                           ------------------------------------
       Total operating revenue               75,760,587      10,775  75,771,362
                                           ------------------------------------
Operating expenses:
  Purchases of fuel for an affiliate         20,773,892           -  20,773,892
  Amortization of cost of fuel reserves*     49,163,223           -  49,163,223
  Production costs                            4,427,976      15,129   4,443,105
  General and Administrative Costs                    -           -           -
                                           ------------------------------------
       Total operating expenses              74,365,091      15,129  74,380,220
                                           ------------------------------------
       Operating income/(loss)                1,395,496      (4,354)  1,391,142

Other income/(expense):
  Interest income                                     -           -           -
  Interest expense                           (2,289,891)          -  (2,289,891)
  Other Expense                              (1,218,616)          -  (1,218,616)
  State taxes                                (2,466,833)          -  (2,466,833)
                                           ------------------------------------
Operating and other income/(loss)            (4,579,844)     (4,354) (4,584,198)
                                           ------------------------------------
Federal income taxes:
  Current federal income taxes               16,766,985     (46,600) 16,720,385
  Deferred federal income taxes             (19,900,382)          - (19,900,382)
                                           ------------------------------------
       Net federal income taxes              (3,133,397)    (46,600) (3,179,997)
                                           ------------------------------------

   Net income                                (1,446,447)     42,246  (1,404,201)

Retained deficit at beginning of period      (7,553,010)(15,749,432)(23,302,442)
                                           ------------------------------------
Retained deficit at end of period          $ (8,999,457)           $(15,707,186)        $(24,706,643)
                                           ============            ============         ============

    *During 1996, NEEI recorded a $13 million adjustment which reduced its amortization expense to correct amounts recorded in the years 1990 through 1996. The adjustment resulted from an overstatement of NEEI's production figures used in its amortization calculations. The following table shows the effects of this correction:

                                   Amortization
                                         (000's)
                                   ------------
    1996 before adjustment         $     62,278
    Correction 1990-1996                (13,115)
                                   ------------
    Net amount recorded            $     49,163
                                   ============

    Included in deferred taxes is $5,185 associated with the amortization adjustmentstated above.

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